FEDERAL DEPOSIT INSURANCE CORPORATION

                          Washington, D.C.  20429

                                  Form F-4

                              QUARTERLY REPORT


                          UNDER SECTION 13 OF THE
                    SECURITIES EXCHANGE ACT OF 1934 FOR
                      THE QUARTER ENDED JUNE 30, 1996

                    FDIC Insurance Certificate No. 16007

                          North Side Savings Bank
              (Exact name of bank as specified in its charter)

                                  New York
       (State or other jurisdiction of incorporation or organization)

                                 13-1723204
                     (IRS Employer Identification No.)

                  170 Tulip Avenue, Floral Park, New York
                  (Address of principal executive offices)

                                   11001
                                 (Zip code)

                               (516) 488-6900
               (Bank's telephone number, including area code)

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                        Yes  X  No ___

     Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

          Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934: Common Stock, par value $1.00 per share.

          Number of shares outstanding at August 1, 1996: 4,833,997


                          NORTH SIDE SAVINGS BANK

                                   INDEX

          Item 1.   Financial Statements
                                                                    Page No.

                    Consolidated Statements of Condition,
                      June 30, 1996 and September 30, 1995             1

                    Consolidated Statements of Income,
                      Three and Nine Months Ended
                      June 30, 1996 and 1995                           2

                    Consolidated Statements of Changes in
                      Shareholders' Equity, Nine Months Ended
                      June 30, 1996 and 1995                           3

                    Consolidated Statements of Cash Flows,
                      Nine Months Ended June 30, 1996 and 1995         4

                    Notes to Consolidated Financial Statements         5

          Item 2.   Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations                                         7


                          NORTH SIDE SAVINGS BANK
                    CONSOLIDATED STATEMENTS OF CONDITION
                           (Dollars in thousands)

                                              June 30,        September 30,
                                                1996              1995
                                            (Unaudited)
          ASSETS:

     Cash and due from banks              $     12,530       $    11,530
     Money market investments                    3,648            29,456
     Loans held for sale                         1,530              _
     Securities available for sale:
       Bonds and Equities                        5,102            26,520
       Mortgage-backed securities              348,639           300,022
     Total securities available for sale       353,741           326,542
     Investment securities, net (esti-
       mated market value of $24,937
       and $92,460, respectively)               24,754            93,301
     Federal Home Loan Bank of NY stock,
       at cost                                   9,685             9,430
     Mortgage-backed securities, net
       (estimated market value of $640,223
       and $642,864, respectively)             653,458           651,153
     Loans                                     561,269           432,180
       Less allowance for loan losses            5,604             6,417
     Loans, net                                555,665           425,763
     Accrued interest receivable                12,047            13,230
     Premises and equipment, net                14,859            15,215
     Other real estate owned, net of
       allowance of $.6 million
       and $1.1 million, respectively            2,320             2,515
     Other assets                               10,387             9,868
          Total assets                     $ 1,654,624       $ 1,588,003

     LIABILITIES AND SHAREHOLDERS' EQUITY:
          Liabilities:

     Deposits                              $ 1,225,179       $ 1,199,077
     Mortgagors' escrow payments                 3,032             4,607
     Borrowed funds                            286,000           251,000
     Other liabilities                          16,882            17,035
          Total Liabilities                  1,531,093         1,471,719

          Shareholders' Equity:

     Preferred stock, par value $1.00 per
       share, 5,000,000 shares authorized,
       none outstanding                          --                --
     Common stock, par value $1.00 per
       share, 10,000,000 shares authorized,
       4,833,997 and 4,798,022 shares
       issued and outstanding at June 30,
       1996 and September 30, 1995,
       respectively                              4,834             4,798
     Paid-in capital                            63,567            62,985
     Surplus fund                               24,101            24,101
     Undivided profits                          33,824            22,606
     Net unrealized (depreciation) appre-
       ciation on securities available
       for sale, net of income taxes            (2,329)            2,360
     Unearned portion of incentive
       compensation                               (466)             (566)

          Total shareholders' equity           123,531           116,284

          Total liabilities and share-
            holders' equity                $ 1,654,624       $ 1,588,003

        See accompanying notes to consolidated financial statements.


                          NORTH SIDE SAVINGS BANK
                     CONSOLIDATED STATEMENTS OF INCOME
              (Dollars in thousands, except per share amounts)
                                (Unaudited)

                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                       JUNE 30,               JUNE 30,
                                    1996      1995         1996      1995
 Interest Income:
    Mortgage loans              $  8,631   $ 9,007       $ 25,347   $ 26,698
    Mortgage-backed securities    16,493    14,551         49,671    43,125
    Investment securities          1,450     2,503          4,196     7,068
    Money market investment          686       132          2,628       206
         Other loans                 166       160            444       467

       Total interest income      27,426    26,353         82,286    77,564

 Interest Expense:

    Deposits and mortgage
      escrow accounts             11,303    10,501         34,426    29,183
    Borrowings                     3,437     3,401         10,136    10,396

      Total interest expense      14,740    13,902        44,562     39,579

      Net interest income         12,686    12,451        37,724     37,985

 Provision for loan losses           200       750           700      2,450

     Net interest income
       after provision for
       loan losses                12,486    11,701        37,024     35,535

 Other Operating Income:

    Net gain (loss) on sale
      of other real estate
      owned                          564         46          554      (109)
    Net gain on sales and
      redemptions of securities      103        142        3,596       311
    Customer service fees            497        496        1,427     1,497
    Other                             37        325           83       430

      Total other operating
        income                     1,201      1,009        5,660     2,129

 Other Operating Expense:

    Compensation and benefits      2,714      2,693        8,214     8,138
    Occupancy and equipment          892        852        2,673     2,528
    BIF deposit insurance
      premiums                        -         672          116     2,134
    OREO expense, net                187        101          386       324
    Other                          1,789      1,654        5,634     4,942

      Total other operating
        expense                    5,582      5,972       17,023    18,066

 Income before provision for
    income taxes                   8,105      6,738       25,661    19,598
 Provision for income taxes        3,407      2,900       10,831     8,474
 Net income                     $  4,698   $  3,838     $ 14,830  $ 11,124

 Net income per share (a)      $     .94   $    .80     $   2.98  $   2.32

 (a) Based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding of 5,000,200 and 4,981,781 for the three and nine month periods ended June 30, 1996 and the weighted average number of shares of common stock outstanding of 4,791,886 and 4,780,628 for the three and nine month periods ended June 30, 1995, respectively.

        See accompanying notes to consolidated financial statements.


                                                                                 NORTH SIDE SAVINGS BANK
                                                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                 (Dollars in thousands)
                                                                                       (Unaudited)


                                                                                    Unrealized   Unallocated
                                                                      Unrealized    Apprecia-    Shares in
                                                                      Depreciation  tion (Depre- Management
                                                                      On Certain    tion) on     Develop-    Unearned
                                                                      Marketable    Securities   ment & Re-  Portion of
                                  Common   Paid-In  Surplus Undivided Equity        Available    cognition   Incentive
                                  Stock    Capital  Fund    Profits   Securities    For Sale     Plan       Compensation  Total
- ------------------------------------------------------------------------------------------------------------------------------------

Fiscal 1995

Balance at September 30,          $ 4,541  $57,281  $24,101  $15,952   $  (436)      $    -     $  (416)     $  (25)    $100,998
    1994
  Net Income                          -       -         -     11,124       -              -         -             -       11,124
  Prorated portion of Manage-
    ment Development and Recog-
    nition Plan awards earned
    by grantees                       -       -         -        -         -              -         -            91           91
  Awarded 36,506 common shares
    from Management Development
    and Recognition Plan at
    $18.25 per share, market
    value on date of grant            -       250       -        -         -              -         416         (666)         -
  Payment of 401(k) contribu-
    tion                               16     286       -        -         -              -         -              -         302
  Distribution of 5% stock
    dividend                          227   4,440       -       (4,667)    -              -         -              -          -
  Payment of $.475 per share
    cash dividend                     -       -         -       (2,250)    -              -         -              -      (2,250)
  Dividend Reinvestment                 2      27       -        -         -              -         -              -          29
  Exercise of stock options for
    7,337 shares of Common Stock        7      80       -        -         -              -         -              -          87
  Decrease in unrealized depre-
    ciation on certain market-
    able equity securities            -       -         -        -         436            -         -              -         436
  Unrealized appreciation on
    securities available for
    sale, net of taxes                -       -         -        -         -           1,407        -              -       1,407
                                  -------  ------- ---------  --------  -------     --------   --------     --------    --------

Balance at June 30, 1995          $ 4,793  $62,364  $24,101   $ 20,159  $    -      $  1,407    $   -        $ (600)   $ 112,224
                                  =======  ======= ========   ========  =======     ========   ========     ========   =========

Fiscal 1996

Balance at September 30,
   1995                           $ 4,798  $62,985  $24,101   $ 22,606  $    -      $  2,360    $   -        $ (566)   $ 116,284
   Net Income                          -      -         -       14,830       -            -         -              -      14,830
   Payment of $.75 per share
     cash dividend                     -      -         -       (3,612)      -            -         -              -      (3,612)
   Dividend Reinvestment                1       38      -        -           -            -         -              -          39
   Prorated portion of Manage-
     ment Development and
     Recognition Plan awards
     earned by grantees                -      -         -        -           -            -         -           100          100
   Payment of 401(k) contri-
     bution                            11      298      -        -           -            -         -             -          309
   Exercise of stock options for
     24,043 shares of Common
     Stock                             24      246      -        -           -            -         -             -          270
   Decrease on unrealized appre-
     ciation on securities
     available for sale, net
     of taxes                          -      -         -        -           -       (4,689)        -             -       (4,689)
                                  _______  _______  _______   ________  ________   _________    ________     ________  __________

Balance at June 30, 1996          $ 4,834  $63,567  $24,101   $ 33,824  $    -     $ (2,329)     $    -      $ (466)   $ 123,531
                                  =======  =======  =======   ========  ========   =========    ========     ========  =========

                                    See accompanying notes to consolidated financial statements.


                            NORTH SIDE SAVINGS BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)
                                  (Unaudited)

______________________________________________________________________________
NINE MONTHS ENDED JUNE 30,                      1996                  1995
______________________________________________________________________________
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $ 14,830             $  11,124
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:

  Depreciation and amortization                  1,094                    985
  Provision for possible loan and
    real estate losses                             819                  2,670
  Amortization of premium, accretion
    of (discount), net                           3,420                  3,707
  Net gain on sales of securities               (3,596)                  (311)
  Net (gain) loss on sale of OREO                 (554)                   109
  401(k) contribution                              309                    222
  Decrease in accrued interest receivable        1,183                   (481)
  Decrease in other assets                       3,300                  3,982
  Decrease in other liabilities                   (153)                (1,975)
  Other, net                                       480                      7
_______________________________________________________________________________
 NET CASH PROVIDED BY OPERATING ACTIVITIES      21,132                 20,039
- -------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities and redemp-
    tions of investment securities              76,003                  2,070
  Proceeds from principal repayments of
    investment securities                        8,903                  3,867
  Purchase of securities available for sale   (213,386)              (159,597)
  Purchase of investment securities            (16,377)               (10,273)
  Proceeds from principal repayments,
    maturities and redemptions
    of securities available for sale           138,925                 37,404
  Proceeds from principal repayment of
    mortgage-backed securities                  50,772                 53,869
  Proceeds from sales of securities
    available for sale                         174,724                    --
  Purchase of mortgage-backed securities      (188,291)               (48,320)
  Purchase of FHLBNY Stock                        (255)                (9,430)
  Proceeds from loan repayments and
    satisfactions                               43,225                 37,507
  Proceeds from loans sold                         734                  3,697
  Loan purchases and originations             (177,234)                (5,339)
  Proceeds from sales of OREO                      830                  2,405
  Capital expenditures                            (737)                  (613)
______________________________________________________________________________
NET CASH USED IN INVESTING ACTIVITIES         (102,164)               (92,753)
______________________________________________________________________________
CASH FLOWS FROM FINANCING ACTIVITIES:

  Increase (decrease) in deposit
    accounts, net                               26,102                (30,169)
  Receipt of borrowed funds                    218,000                966,500
  Repayment of borrowed funds                 (183,000)              (854,375)
  Disbursement of mortgage escrow (net)         (1,575)                  (899)
  Proceeds from exercise of stock options          270                     87
  Cash dividend paid on common stock,
    net of dividend reinvestment                (3,573)                (2,221)
______________________________________________________________________________
NET CASH PROVIDED BY FINANCING ACTIVITIES       56,224                 78,923
______________________________________________________________________________
  Net (decrease) increase in Cash and
    Cash Equivalents                           (24,808)                 6,209
  Cash and Cash Equivalents at
    Beginning of Period                         40,686                 13,333
______________________________________________________________________________
  Cash and Cash Equivalents at End
    of Period                                 $ 15,878               $ 19,542
==============================================================================

SUPPLEMENTAL INFORMATION:
  Cash paid during period for:
    Interest                                  $ 45,521              $ 40,009
    Income taxes                                 7,796                 4,537
  Additions to OREO                                206                   447
==============================================================================

          See accompanying notes to consolidated financial statements


                          NORTH SIDE SAVINGS BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1996
                                (Unaudited)

     NOTE 1 - BASIS OF PRESENTATION

        In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of June 30, 1996 and the results of operations, changes in shareholders' equity and cash flows for the periods presented. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. It is the general policy of the Bank to obtain independent appraisals for significant loans every three years. However, as a matter of general practice, management obtains more frequent appraisals as it deems necessary on significant troubled loans and other real estate owned. Other real estate owned includes real estate acquired in connection with foreclosures or by deed-in-lieu of foreclosure (collectively, "OREO").

        The Bank's loan portfolio is varied as to type, geographic location, borrower concentration, and fixed or adjustable-rate mortgages. At June 30, 1996 approximately $422.1 million of the Bank's real estate loans were secured by properties located in New York and, as such, a substantial portion of the Bank's borrowers' ability to honor their contracts and increases or decreases in market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in New York.

        The Bank believes that the allowances for loan losses and OREO losses are adequate. While the Bank uses available information to recognize losses on loans and estimate the fair value of OREO, future additions to the allowances for loan losses and OREO may be necessary based on, among other things, changes in economic conditions in the region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and the net carrying value of OREO. Such agencies may require the Bank to recognize additions to the allowance or reductions in net carrying values based on their judgments about information available to them at the time of their examination.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form F-4. The financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Bank's Annual Report to Stockholders for the year ended September 30, 1995 and in the related Annual

     Report on Form F-2 for the year ended September 30, 1995.

     NOTE 2 - CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks including Federal Home Loan Bank overnight deposits, the Federal Home Loan Bank balance, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

     NOTE 3 - ADOPTION OF NEW ACCOUNTING STANDARD

        Effective October 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption of these statements. Loans are identified as impaired when it is probable that all amounts of principal and interest due will not be collected according to the original contractual terms of the loan agreement. The adoption of these standards had no effect on the financial statements.

        As a result of the adoption of SFAS No. 114, the allowance for possible loan losses related to impaired loans that are identified for evaluation in accordance with SFAS No. 114 is based on the present value of expected cash flows discounted at the loans' initial effective interest rate, except that as a practical expedient, impairment may be measured at the loans' observable market price, or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral. The Bank considers estimated cost to sell when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

        SFAS No. 114 also amends SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings," by requiring creditors to measure all loans that are restructured in a troubled debt restructuring (subsequent to September 30, 1995) in accordance with the criteria of SFAS No. 114. Loans which were restructured prior to the adoption of SFAS No. 114 and are performing in accordance with their restructured terms are not considered impaired and continue to be accounted for under SFAS No. 15.

        Prior to the adoption of SFAS No. 114, OREO included both formally foreclosed and in-substance foreclosed real properties, which properties included those where the borrower had little or no equity in the property considering its fair value; where repayment was only expected to come from the operation or sale of the property; and where the borrower had effectively abandoned control of the property or it was doubtful that the borrower would be able to rebuild equity in the property. SFAS No. 114 requires that a loan be classified as an in-substance foreclosure only when the Bank has taken possession of the collateral property regardless of whether formal foreclosure proceedings have taken place. The Bank did not have any in-substance foreclosed properties included in OREO at June 30, 1996 or September 30, 1995.

        SFAS No. 118 amended SFAS No. 114 and allows creditors to continue to use existing accounting methods for recognizing interest income on impaired loans and requires certain related disclosures. Cash receipts on impaired loans are generally recorded as principal repayments or interest income according to the terms of the loan agreement.

        At June 30, 1996, the recorded investment in loans that are considered impaired under SFAS No. 114 totaled $.6 million. None of these impaired loans require a related allowance for loan losses. The average recorded investment in impaired loans during the three and nine months ended June 30, 1996 was approximately $1.6 million and $2.2 million, respectively.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL

        North Side Savings Bank ("North Side" or the "Bank") is a New York State chartered, stock savings bank which was chartered in 1905. North Side's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the full extent permissible by law and regulation. As of June 30, 1996, the Bank conducted business from seventeen full-service banking offices in the Bronx, Queens, Nassau and Suffolk Counties, New York. North Side had total assets of $1.65 billion at June 30, 1996, and shareholders' equity at such date of $123.5 million, which constituted 7.47% of total assets.

         The Bank entered into an Agreement and Plan of Merger dated as of July 15, 1996 (the "Merger Agreement"), with North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), pursuant to which North Side will be merged with and into a wholly-owned subsidiary of North Fork (the "Merger").

        Pursuant to the Merger Agreement, each share of the common stock, par value $1.00 per share ("North Side Common Stock"), of North Side outstanding on the date of the Merger, with certain exceptions, will be converted into the right to receive 1.556 shares (the "Exchange Ratio") of common stock, par value $2.50 per share, of North Fork ("North Fork Common Stock"). If the "Average Closing Price" (as defined below) is less than $24.00, North Side may, at its option, terminate the Merger Agreement unless North Fork agrees to increase the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of at least $37.34. The Average Closing Price is defined as the average closing sales price of North Fork Common Stock on the New York Stock Exchange for the 10 consecutive trading days ending on the 5th business day prior to the date on which approval of the Merger by the Board of Governors of the Federal Reserve Board is obtained, without regard to any requisite waiting period in respect thereof.

        Consummation of the Merger is subject to certain conditions, including, but not limited to, approval of the Merger Agreement by the stockholders of North Side, approval by the stockholders of North Fork of the issuance of shares of North Fork Common Stock to the stockholders of North Side pursuant to the Merger Agreement and the receipt of all required regulatory approvals, and is expected to close in January 1997.

        As a condition to the execution and delivery of the Merger Agreement, North Fork and North Side entered into a stock option agreement, dated as of July 15, 1996, pursuant to which North Side granted North Fork an option to purchase up to 961,965 shares of North Side Common Stock at a purchase price of $34.75 per share, subject to adjustment. The option will become exercisable upon the occurrence of certain events described therein, none of which has occurred as of the date hereof.

        At its meeting held July 16, 1996, the Board of Directors of North Side declared a quarterly cash dividend of $.25 per share payable on August 15, 1996 to shareholders of record on July 25, 1996.

        North Side is subject to examination and comprehensive regulation by the New York State Banking Department, which is its primary regulator, and by the FDIC. The Bank is subject to further regulation of the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters. The Bank's common stock is traded over the counter and quotations for trades of the Bank's common stock are included on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "NSBK."

     FINANCIAL CONDITION

        The Bank's total assets amounted to $1.65 billion at June 30, 1996 as compared to $1.59 billion at September 30, 1995. This change of $66.6 million is comprised primarily of increases in mortgage-backed securities available for sale of $48.6 million, and loans, net of $129.9 million, partially offset by decreases in money market investments of $25.8 million, bonds and equities available for sale of $21.4 million and investment securities, net of $68.5 million.

        During the first quarter of fiscal 1996, the Bank took advantage of the one-time opportunity granted by the FASB to reassess the appropriateness of its classification of all securities under SFAS No.115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, the Bank reclassified $134.0 million of mortgage-backed securities from held to maturity to available for sale at an unrealized depreciation of $.1 million, net of income taxes, at the time of transfer. The increase of $48.6 million in mortgage backed securities available for sale is due to the transfer described above of $134.0 million and subsequent purchases of $143.2 million. These additions were partially offset by $138.0 million of securities sold at a profit of $.7 million, $82.7 million of principal repayments and a $5.6 million decrease in net unrealized appreciation on these securities for the nine months ended June 30, 1996. The increase in loans, net of $129.9 million was primarily due to the purchases of $147.2 million of residential mortgage loans located predominantly in the Bank's market area and $14.3 million of multi-family mortgage loans, all of which are located in the Bank's market area. In addition, the Bank also originated $15.7 million of loans during the nine months ended June 30, 1996. These increases in the loan portfolio were partially offset by $43.2 million of loan amortizations and satisfactions. The decrease of $21.4 million in bonds and equities available for sale was due predominantly to the sale of $89.1 million of securities at a net realized gain of $2.9 million during the nine months ended June 30, 1996. These sales were offset somewhat by purchases of $70.2 million in this portfolio during the same time period. Investment securities, net decreased $68.5 million primarily due to $76.0 million of Federal Home Loan Bank bonds being called during the Bank's first fiscal quarter and $8.9 million of principal repayments that were partially offset by purchases of $16.4 million. The $25.8 million decrease in money market investments was due to management's decision to redirect funds to higher yielding funds as part of the Bank's general investment strategy.

        Total liabilities increased $59.4 million to $1.53 billion at June 30, 1996. This change was driven predominantly by an increase of $26.1 million in deposits and a $35.0 million increase in borrowings. The increase in borrowings occurred in the latter part of the current fiscal quarter and is consistent with the Bank's overall asset/liability management strategy to leverage its capital base at favorable re-investment spreads when considered appropriate to do so by Bank management. Shareholders' equity increased $7.2 million for the nine months ended June 30, 1996, primarily because of the $14.8 million in net income for the period, which was partially offset by a decrease of $4.7 million in net unrealized appreciation on securities available for sale, net of income taxes and $3.6 million of cash dividends paid.

     RESULTS OF OPERATIONS

        For the three and nine months ended June 30, 1996, the Bank reported net income of $4.7 million or $.94 per share, and $14.8 million, or $2.98 per share, respectively, compared to $3.8 million or $.80 per share, and $11.1 million, or $2.32 per share, for the same respective periods in the prior year.

        The $.9 million increase in earnings for the third quarter of fiscal 1996 compared to the third quarter of fiscal 1995 was due primarily to a $.6 million reduction in the provision for loan losses, a $.5 million improvement in net gain on sales of OREO and lower operating expenses of $.4 million. These improvements were partially offset by an increase of $.5 million in the provision for income taxes.

        Net interest income before the provision for possible loan losses increased $.2 million to $12.7 million for the third quarter of fiscal 1996 compared to the third fiscal quarter of 1995. This increase was primarily due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 1.05% at June 30, 1995 to 1.07% at June 30, 1996. Offsetting this increase in this ratio to some extent was a decrease in the Bank's interest rate spread from 3.18% for the quarter ended June 30, 1995 to 2.98% for the quarter ended June 30, 1996. The Bank's interest rate spread for the quarter ended March 31, 1996 was 2.99%. The Bank's net interest margin for the quarter ended June 30, 1996 was 3.26% compared to 3.41% for the same quarter of the prior year.

        Net income increased $3.7 million for the nine months ended June 30, 1996 compared to the nine months ended June 30, 1995. This increase was caused primarily by a $1.8 million lower provision for loan losses, a $.7 million decrease in net loss on sales of OREO, a $3.3 million increase in net gains on sales and redemption of securities and a $1.0 million decrease in operating expenses. These were partially offset by an increase of $2.4 million in the provision for income taxes.

     INTEREST INCOME AND EXPENSE

        Aggregate interest income on mortgage loans decreased from $9.0 million for the three months ended June 30, 1995 to $8.6 million for the three months ended June 30, 1996. The decrease was due to a $19.0 million decrease in the average balance of mortgage loans during the third quarter of fiscal 1996 compared to the same period in fiscal 1995, which was partially offset by a slight 2 basis point increase in the average yield earned from 7.96% during the three months ended June 30, 1995 to 7.98% for the three months ended June 30, 1996. Interest income on mortgage loans for the nine months ended June 30, 1996 decreased $1.4 million from $26.7 million for the nine months ended June 30, 1995 to $25.3 million for the nine months ended June 30, 1996. The decrease was attributable to a decrease in the average balance of such loans of $42.7 million, which was partially offset by an increase of 35 basis points in the yield from 7.66% during the nine months ended June 30, 1995 to 8.01% during the nine months ended June 30, 1996.

        Interest income from mortgage-backed securities increased
     $1.9 million to $16.5 million for the three month period ended June 30, 1996 compared to the same period in fiscal 1995. The increase was attributable to a $115.1 million increase in the average balance of mortgage-backed securities for the three month period ended June 30, 1996 compared to the three month period ended June 30, 1995, which was partially offset by a 1 basis point decrease in average yield earned during the fiscal 1996 period compared to the fiscal 1995 period. Interest income on mortgage-backed securities for the nine months ended June 30, 1996 increased $6.5 million to $49.7 million for the nine months ended June 30, 1996. The increase was primarily due to a $108.4 million increase in the average balance of such securities for the nine months ended June 30, 1996 compared to the nine months ended June 30, 1995 along with a 15 basis point increase in the average interest rate earned from 6.72% for the nine months ended June 30, 1995 compared to 6.87% for the nine months ended June 30, 1996.

        Interest income on investment securities decreased $1.1 million for the three month period ended June 30, 1996 compared to the same period in fiscal 1995. The average balance of investment securities decrease $42.8 million and the average yield earned decreased 123 basis points from 6.86% for the three months ended June 30, 1995 to 5.63% for the three months ended June 30, 1996. Interest income on investment securities for the nine months ended June 30, 1996 decreased $2.9 million to $4.2 million. The average balance of such securities decreased $51.2 million for the nine months ended June 30, 1996 compared to the same period in fiscal 1995 and the average interest rate earned decreased 40 basis points to 6.38% for the nine months ended June 30, 1996 from 6.78% for the same period in fiscal 1995.

        Interest income on money market investments increased by $.6 million for the three months ended June 30, 1996 compared to the three months ended June 30, 1995. The increase was primarily due to a $44.6 million increase in the average balance of money market investments which was partially offset by a 139 basis point decrease in yield to 5.22% during the third quarter of fiscal 1996 compared to 6.61% for the same period in fiscal 1995. For the nine months ended June 30, 1996 compared to the same period in fiscal 1995, interest income on money market investments increased $2.4 million due to an increase in average balance of $60.6 million which was partially offset by a decrease in average yield earned on such balances of 70 basis points to 5.38% for the nine month period in fiscal 1996 compared to 6.08% for the nine month period in fiscal 1995.

        Interest expense on deposits and mortgage escrow accounts increased $.8 million to $11.3 million for the three month period ended June 30, 1996 compared to the same period in fiscal 1995. This increase was due to an increase in the average cost of deposits and mortgage escrow accounts of 7 basis points to 3.68% during the third quarter of fiscal 1996 compared to 3.61% for the third quarter of fiscal 1995, along with an increase of $66.4 million in the average balance of deposits. Interest expense on deposits and mortgage escrow accounts increased $5.2 million for the nine months ended June 30, 1996 compared to fiscal 1995, primarily due to an increase of 40 basis points in the average rates paid on such deposits to 3.74% for the nine month period ended June 30, 1996 along with a $56.8 million increase in the average balance of such deposits. The increase in the average balances was primarily due to the purchase of two branch locations during the fourth quarter of fiscal 1995.

         Interest expense on borrowings remained constant at $3.4 million for the third quarters of both fiscal 1996 and fiscal 1995. An increase in the average balance of $9.7 million to $228.5 million during the current fiscal quarter compared to the same period a year ago was offset by a decrease in the average cost of borrowings of 20 basis points during the same period. The average cost of borrowings for the quarter ended June 30, 1996 was 5.95%. Interest expense on borrowings decreased $.3 million for the nine months ended June 30, 1996 as compared to the same period in fiscal 1995 due to a decrease of $7.1 million in the average balance of borrowings which was partially offset by a 1 basis point increase in the average cost of borrowings to 6.05% during the fiscal 1996 period.

     PROVISION FOR LOAN LOSSES

        The provision for loan losses is based on management's periodic evaluation of the adequacy of the allowance for loan losses, which is based on a review of the loan portfolio. Such reviews are performed by a loan review committee of the Bank on a quarterly basis. The committee considers, among other things, the borrower's ability to repay, the estimated value of collateral, general economic conditions, conditions in the real estate market in the Bank's lending areas, past loss experience and the level of non-performing loans.

        As a result of management's evaluation of the adequacy of the allowance for loan losses, which considered, among other things, the significant decrease in the ratio of non-performing loans to total loans at June 30, 1996 compared to June 30, 1995 and the continued high credit quality of the Bank's loan portfolio, the Bank deemed it appropriate to reduce the level of provisions for loan losses to $700,000 in the first nine months of fiscal 1996 as compared to $2.5 million in the first nine months of fiscal 1995.

        The Bank's level of non-performing loans decreased to $3.1 million at June 30, 1996 compared to $5.2 million at June 30, 1995. Non-performing loans were $4.9 million at September 30, 1995. The decrease in non-performing loans at June 30, 1996 compared to September 30, 1995 was mainly attributable to the repayment of a $1.5 million non-performing land loan which resulted in a recovery of $.2 million to the allowance for loan losses. Total non-performing loans amounted to .18%, .31% and .32% of total assets at June 30, 1996, September 30, 1995 and June 30, 1995, respectively.

        At June 30, 1996, the allowance for loan losses was $5.6 million, compared to $6.4 million at September 30, 1995 and $6.0 million at June 30, 1995. The allowance for loan losses as a percentage of non-performing loans was 183.5% at June 30, 1996 compared to 130.8% at September 30, 1995 and 114.8% at June 30, 1995. Charge-offs net of recoveries for the nine months ended June 30, 1996 were $1.5 million compared to $7.6 million for the nine months ended June 30, 1995. During the quarter ended June 30, 1996, the Bank took charge-offs of $1.6 million in connection with the transfer of certain marginally performing and non-performing commercial real estate loans to loans held for sale. These loans are carried in loans held for sale at $1.5 million which represents the anticipated net realizable value.

        In addition, total non-performing assets decreased from $11.3 million, or .69% of total assets, at June 30, 1995 to $5.4 million, or .32% of total assets, at June 30, 1996. Non-performing assets were $7.4 million, or .47% of total assets, at September 30, 1995.

     OTHER OPERATING INCOME

        Other operating income was $1.2 million for the three months ended June 30, 1996 compared to $1.0 million for the same period in fiscal 1995. The increase of $.2 million was primarily due to a $.5 million increase in net gains from the sale of OREO, offset by a decrease in other income of $.3 million.

        For the nine months ended June 30, 1996, other operating income totaled $5.7 million compared to $2.1 million for the same period of fiscal 1995. The increase of $3.6 million was predominantly due to the $3.3 million increase in net gains realized on securities sales and redemptions during the nine months ended June 30, 1996.

     OTHER OPERATING EXPENSES

        The Bank's total other operating expenses amounted to $5.6 million for the quarter ended June 30, 1996, a decrease of $.4 million compared to $6.0 million for the same quarter of the prior year. This decrease was primarily the result of a $.7 million decrease in deposit insurance premiums, which was partially offset by increases in OREO expense, net of $.1 million and $.1 million in other operating expenses - other. The Bank's efficiency ratio (which is operating expense before net OREO expense as a percentage of net interest income, customer service fees and other income, excluding gains and losses) was 40.8% for the quarter ended June 30, 1996 and is evidence of the Bank's continuing effort to maintain strong control over operating expenses.

        Total other operating expenses decreased $1.0 million for the nine month period ended June 30, 1996 over the comparable period in fiscal 1995. This decrease was primarily due to a $2.0 million decrease in deposit insurance premiums which was partially offset by a $.7 million increase in other operating expenses - other, which increase was primarily the result of higher advertising costs.

     PROVISION FOR INCOME TAXES

        Provisions for income taxes of $3.4 million and $2.9 million were made for the three month periods ended June 30, 1996 and 1995, respectively. The increase was due to the $1.4 million increase in income before provision for income taxes for the quarter ended June 30, 1996 compared to the quarter ended June 30, 1995.

        Provisions for income taxes of $10.8 million and $8.5 million were made for the nine month periods ended June 30, 1996 and 1995, respectively. The increase was due to the increase of $6.1 million in income before provision for income taxes for the nine months ended June 30, 1996 compared to the nine months ended June 30, 1995.

     LIQUIDITY AND CAPITAL RESOURCES

        The liquidity of North Side's operations, measured by the ratio of daily average balances for the quarter of cash and cash equivalents (not committed, pledged, or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 7.88% for the twelve months ended June 30, 1996 compared to 2.03% for the twelve months ended June 30, 1995.

        North Side's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities and bond maturities. At June 30, 1996, total approved loan commitments amounted to $25.6 million. The amount of time deposits which are scheduled to mature during the twelve months ending June 30, 1997 is $353.2 million. Based on past experience, management expects that a substantial portion of these maturing deposits will be redeposited at North Side.

        At June 30, 1996, shareholders' equity equaled $123.5 million or 7.47% of total assets, compared to $116.3 million or 7.32% of total assets at September 30, 1995.

        The FDIC has issued regulations that require insured banks, such as North Side, to maintain minimum levels of capital. The FDIC's leverage ratio requirements require core capital equal to 3% for the most highly rated banks. Other banks are required to maintain ratios 100 to 200 basis points higher based on their particular circumstances. At June 30, 1996, the Bank's leverage ratio was 7.74%.

        The Bank also is required to maintain minimum capital levels based upon a weighting of its assets according to risk. The Bank was required to maintain a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of a minimum of 8%. At least one-half of that amount must be Tier I or Core Capital and up to one-half of total capital can consist of Tier II or supplementary capital. On June 30, 1996, the Bank's Tier I capital to risk-weighted assets ratio and total capital to risk-weighted assets ratio, calculated under the FDIC risk-based capital requirement, was 17.29% and 18.07%, respectively.


                                 SIGNATURES

     Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NORTH SIDE SAVINGS BANK

     Date:  August 9, 1996              /s/ Thomas M. O'Brien
                                        ______________________________
                                        Thomas M. O'Brien
                                        President and
                                        Chief Executive Officer

     Date:  August 9, 1996              /s/ Donald C. Fleming
                                        ______________________________
                                        Donald C. Fleming
                                        Executive Vice President and
                                        Chief Financial Officer